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                                                                      Exhibit 10

                                  Law Offices

                          DRINKER BIDDLE & REATH LLP
                      Philadelphia National Bank Building
                             1345 Chestnut Street
                          Philadelphia, PA 19107-3496
                           Telephone: (215) 988-2700
                                 TELEX: 834684
                              FAX: (215) 988-2757


                                                        October 16, 1997


Goldman Sachs Trust
4900 Sears Tower
Chicago, IL 60606

Re:   Post-Effective Amendment No. 40 to Registration
      Statement on Form N-1A of Goldman Sachs Trust
      -----------------------------------------------

Ladies and Gentlemen:

        We have acted as counsel for Goldman Sachs Trust, a Delaware business trust (the "Trust"), in connection with the registration under the Securities Act of 1933 of shares representing interests in four series, or portfolios, of the Trust. Each series is represented by five classes of shares. The four series are the Income Strategy, Growth and Income Strategy, Growth Strategy and Aggressive Growth Strategy Portfolios. The five classes are Class A Shares, Class B Shares, Class C Shares, Institutional Shares and Service Shares. The Trust is authorized to issue an unlimited number of shares of each series and class. These classes and series are hereinafter referred to as the "Shares."

        We have reviewed the Company's Declaration of Trust, its by-laws, resolutions adopted by its Board of Trustees and holders of its shares, and such other legal and factual matters as we have deemed appropriate.

        We assume that, prior to the effectiveness of Post-Effective Amendment No. 40 under the Securities Act of 1933, the Trustees of the Trust will adopt resolutions establishing the aforesaid series and classes and authorizing the issuance and sale thereof.

        This opinion is based exclusively on the Delaware Business Trust Act and the federal law of the United States of America.

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                                     -2-

        Based on the foregoing, and subject to the adoption of the aforesaid resolutions by the Trustees of the Trust, we are of the opinion that the Shares will be, when issued against payment therefor as described in the Trust's prospectuses relating thereto, legally issued, fully paid and non-assessable by the Trust, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also trustees of the Trust).

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of Post-Effective Amendment No. 40 of the Trust.


                                                Very truly yours,

                                                /s/ Drinker Biddle & Reath LLP
                                                DRINKER BIDDLE & REATH LLP